UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2016 (April 1, 2016)

BROOKFIELD DTLA FUND OFFICE TRUST INVESTOR INC.

(Exact name of registrant as specified in its charter)

Maryland	001-36135	04-2616226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

250 Vesey Street, 15th Floor, New York, New York 10281
(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code)

(212) 417-7000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 24, 2016, Bryan K. Davis resigned as a member of the Board of Directors (the “Board”) of Brookfield DTLA Fund Office Trust Investor Inc. (the “Company”) with effect as of April 1, 2016. Mr. Davis’s resignation was not due to any disagreement between Mr. Davis and the Company on any matters relating to the Company’s operations or financial practices and policies.

On March 24, 2016, the remaining members of the Board appointed Ricky Tang to fill the vacancy on the Board created by Mr. Davis’s resignation, and resolved that Mr. Tang shall hold office until the next annual election of directors of the Company and until a successor is elected and qualified, or until his earlier resignation or removal. The Board elected Mr. Tang as a director based on, among other factors, his knowledge of the Company and his experience in financial matters and commercial real estate. Mr. Tang was not, and as of the date of this Current Report is not expected to be, named to any committees of the Board. Mr. Tang, age 38 and a Canadian citizen, is and will hereafter continue in his capacity as Chief Financial Officer of the Brookfield Office Properties Inc. (“BPO”), a position he has held since February 2016. Before assuming his current position with BPO, Mr. Tang was Executive Director, Finance & Asset Management of China Xintiandi since March 2014, Chief Financial Officer of Brookfield Australia’s Commercial Operations from March 2011 to March 2014, and Vice President and Controller of Brookfield Canada Office Properties from July 2007 to March 2011.

BPO indirectly owns all of the common shares of the Company and, through its subsidiary Brookfield DTLA Holdings LLC, manages the Company’s operations and activities. BPO, together with the Board and officers of the Company, makes decisions on the Company’s behalf.

This Current Report on Form 8-K was inadvertently filed late. When the inadvertent lapse in filing was determined, the Company promptly filed this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROOKFIELD DTLA FUND OFFICE TRUST INVESTOR INC.

By: /s/ Michelle L. Campbell
       Name: Michelle L. Campbell

       Title: Vice President, Secretary

Dated: As of May 13, 2016